EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    Scott Wallace, Chairman of the Board, President, and CEO
            (503) 205-1500

     GARDENBURGER, INC., ANNOUNCES WITHDRAWAL OF MANAGEMENT BUYOUT PROPOSAL

PORTLAND, Ore., September 17, 2003 - Gardenburger, Inc. (OTCBB:GBUR), announced today that the management proposal to purchase all the outstanding shares of Gardenburger's common stock and take the company private had been withdrawn.

The proposal had required the consent of the holders of a majority of Gardenburger's outstanding preferred shares and the holder of its convertible senior subordinated debt. The management buyout group was unable to reach agreement with the company's major investors and creditors regarding the terms on which the going-private transaction might be consummated.


Founded in 1985 by GardenChef Paul Wenner(TM), Gardenburger, Inc. is an innovator in meatless, low-fat food products. The Company distributes its flagship Gardenburger(R) veggie patty to more than 30,000 food service outlets throughout the United States and Canada. Retail customers include more than 24,000 grocery, natural food and club stores. Based in Portland, Ore., the Company currently employs approximately 175 people.

Statements in this press release about future events or performance are forward-looking statements that are necessarily subject to risk and uncertainty. The Company's actual results could be quite different. Important factors that could affect results include the Company's dependence on product acceptance, the Company's ability to execute its distribution plan, effectiveness of the Company's sales and marketing efforts, and intense competition in the veggie burger and other meat alternatives industry, which the Company believes will continue. Other important factors that could affect results are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2002 and the Company's 2002 Annual Report to Shareholders. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. # # #